Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

James Moniz Chief Financial Officer (408) 986-9888	Claire McAdams Investor Relations (530) 265-9899

Intevac Announces Fourth Quarter and Full Year 2020 Financial Results

Santa Clara, Calif.—February 3, 2021—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the fiscal fourth quarter and year ended January 2, 2021.

Fiscal 2020 Highlights

-	Record Photonics revenues of $45.7 million, up 30% year-over-year

-	Record sales of system upgrades to our hard disk drive (HDD) customers

-	Profitable results, with GAAP EPS of $0.04 and non-GAAP EPS of $0.05 for the year

-	Significant cash flow generation, ending fiscal 2020 with $50.4 million in total cash, cash equivalents, restricted cash and investments, an increase of $7.5 million over year-end 2019

“Given the immense challenges faced in 2020, we are pleased to report profitable results and strong cash flow generation for the year,” commented Wendell Blonigan, president and chief executive officer of Intevac. “Our profitable results were driven primarily by our Photonics business, which reported strong growth and a record year as a result of significant development revenues for the IVAS program, the first all-digital solution for the ground soldier. In our Thin-film Equipment (TFE) business, we achieved strong gross margin performance, primarily as a result of record sales of HDD upgrades for both the fourth quarter and full year. While total sales declined year-over-year as a result of COVID-related impacts to our TFE growth initiatives, our combined Photonics and HDD businesses actually grew 5% for the year, exceeding our expectations entering 2020.

“As we look forward, the IVAS program continues to be the primary revenue growth opportunity for Photonics. We expect to transition from the development stage into production over the course of this year, setting the stage for significant growth potential in our Photonics business for 2022 and beyond. In TFE, we expect the investment cycle for HDD media capacity expansions to begin by mid-2021, and accelerate into next year, in support of strong demand for mass-capacity data center storage and growth in high-performance computing. Finally, we believe the multiple evaluation and demo programs in our TFE growth initiatives will contribute to our overall growth story, and continue to support the long-term revenue growth and profitability objectives for Intevac,” concluded Mr. Blonigan.

($ Millions, except per share amounts)	Q4 2020		Q4 2019
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$28.6	$28.6	$35.4	$35.4
Operating Income	$1.7	$1.7	$7.3	$7.3
Net Income	$1.1	$1.1	$5.2	$5.2
Net Income per Diluted Share	$0.05	$0.05	$0.22	$0.22

	Year Ended		Year Ended
	January 2, 2021		December 28, 2019
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$97.8	$97.8	$108.9	$108.9
Operating Income	$2.6	$2.7	$3.9	$3.9
Net Income	$1.1	$1.2	$1.1	$1.2
Net Income per Diluted Share	$0.04	$0.05	$0.05	$0.05

Intevac’s non-GAAP adjusted results exclude the impact of the following, where applicable: (1) restructuring charges; and (2) changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP adjusted results is provided in the financial table included in this release. See also “Use of Non-GAAP Financial Measures” section.

Fourth Quarter Fiscal 2020 Summary

Net income for the quarter was $1.1 million, or $0.05 per diluted share, compared to net income of $5.2 million, or $0.22 per diluted share, in the fourth quarter of 2019. Non-GAAP net income for the fourth quarter of 2020 was $1.1 million, or $0.05 per diluted share, compared to non-GAAP net income of $5.2 million, or $0.22 per diluted share, in the fourth quarter of 2019.

Revenues were $28.6 million, including $18.2 million of TFE revenues and $10.4 million of Photonics revenues. TFE revenues consisted of upgrades, spares and service. Photonics revenues included $5.3 million of research and development contracts and $5.1 million of product sales. In the fourth quarter of 2019, revenues were $35.4 million, including $24.4 million of TFE revenues which consisted of two 200 Lean® HDD systems, upgrades, spares and service, and Photonics revenues of $11.1 million, which included $6.2 million of research and development contracts and $4.9 million of product sales.

TFE gross margin was 48.3%, compared to 46.9% in the fourth quarter of 2019 and 43.5% in the third quarter of 2020. The improvement from the fourth quarter of 2019 and the third quarter of 2020 was primarily due to favorable product mix. Photonics gross margin was 27.7%, compared to 45.7% in the fourth quarter of 2019 and 42.8% in the third quarter of 2020. The decline from the fourth quarter of 2019 and the third quarter of 2020 was primarily due to lower margins on research and development contracts. Consolidated gross margin was 40.8%, compared to 46.5% in the fourth quarter of 2019 and 43.1% in the third quarter of 2020.

R&D and SG&A expenses were $10.0 million, compared to $9.2 million in the fourth quarter of 2019 and $9.4 million in the third quarter of 2020.

Order backlog totaled $46.9 million on January 2, 2021, compared to $63.3 million on September 26, 2020 and $92.4 million on December 28, 2019. Backlog at January 2, 2021 and September 26, 2020 did not include any 200 Lean HDD systems. Backlog at December 28, 2019 included two 200 Lean HDD systems.

The Company ended the year with $50.4 million of total cash, cash equivalents, restricted cash and investments and $101.6 million in tangible book value.

Fiscal Year 2020 Summary

Net income was $1.1 million, or $0.04 per diluted share, compared to $1.1 million, or $0.05 per diluted share, for fiscal 2019. Non-GAAP net income was $1.2 million or $0.05 per diluted share, compared to non-GAAP net income of $1.2 million or $0.05 per diluted share for fiscal 2019.

Revenues were $97.8 million, including $52.1 million of TFE revenues and $45.7 million of Photonics revenues, of which $22.9 million was contract R&D revenues, compared to 2019 revenues of $108.9 million, which included $73.7 million of TFE revenues and $35.2 million of Photonics revenues, of which $19.7 million was contract R&D revenues.

TFE gross margin was 43.0%, compared to 37.2% in 2019, while Photonics gross margin was 39.7%, compared to 38.3% in 2019. Consolidated gross margin was 41.4%, compared to 37.5% in 2019. Total R&D and SG&A expenses were $38.0 million, compared to $36.9 million in 2019.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: restructuring charges and changes in fair value of contingent consideration liabilities associated with business combinations. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the Company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PST (4:30 p.m. EST). To participate in the teleconference, please call toll-free (877) 407-0989 prior to the start time, and reference meeting number 13714463. For international callers, the dial-in number is +1 (201) 389-0921. You may also listen live via the Internet on the Company’s investor relations website at ir.intevac.com. For those unable to attend live, an archived webcast of the call will be available at ir.intevac.com.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.

200 Lean®, INTEVAC MATRIX®, INTEVAC VERTEX®, ENERGi®, DIAMOND DOG®, DiamondClad®, VERTEX Marathon®, and VERTEX Spectra® are registered trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: impacts related to the COVID-19 global pandemic, customer adoption of our products, future revenue growth potential, and the future financial performance of Intevac. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: global economic impacts of COVID-19 including delays in customer evaluations, supply chain constraints and disruptions related to COVID-19, technology risk, challenges achieving customer adoption and revenue growth in Thin-film Equipment markets, and delays in Photonics programs, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except percentages and per share amounts)

	Three months ended		Year ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net revenues
TFE	$18,204	$24,352	$52,128	$73,678
Photonics	10,372	11,092	45,696	35,207

Total net revenues	28,576	35,444	97,824	108,885
Gross profit	11,669	16,493	40,545	40,868
Gross margin
TFE	48.3%	46.9%	43.0%	37.2%
Photonics	27.7%	45.7%	39.7%	38.3%

Consolidated	40.8%	46.5%	41.4%	37.5%
Operating expenses
Research and development	3,499	3,296	14,093	14,309
Selling, general and administrative	6,471	5,913	23,897	22,634

Total operating expenses	9,970	9,209	37,990	36,943

Total operating income	1,699	7,284	2,555	3,925
Operating income (loss)
TFE	2,388	5,181	(1,978)	1,747
Photonics	584	3,321	10,064	6,434
Corporate	(1,273)	(1,218)	(5,531)	(4,256)

Total operating income	1,699	7,284	2,555	3,925
Interest income and other income (expense), net	—	133	212	582

Income before provision for income taxes	1,699	7,417	2,767	4,507
Provision for income taxes	586	2,215	1,711	3,359

Net income	$1,113	$5,202	$1,056	$1,148

Net income per share
Basic	$0.05	$0.22	$0.04	$0.05
Diluted	$0.05	$0.22	$0.04	$0.05

Weighted average common shares outstanding
Basic	23,862	23,275	23,669	23,063
Diluted	24,456	23,677	24,151	23,340

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	January 2, 2021	December 28, 2019
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$44,180	$36,487
Accounts receivable, net	28,646	28,619
Inventories	21,689	24,907
Prepaid expenses and other current assets	1,893	1,504

Total current assets	96,408	91,517

Long-term investments	5,388	5,537
Restricted cash	787	787
Property, plant and equipment, net	11,004	11,598
Operating lease right-of-use assets	8,165	10,279
Intangible assets, net	—	274
Other long-term assets	5,486	6,330

Total assets	$127,238	$126,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current operating lease liabilities	$2,853	$2,524
Accounts payable	4,259	4,199
Accrued payroll and related liabilities	7,679	6,488
Other accrued liabilities	3,598	3,593
Customer advances	33	4,007

Total current liabilities	18,422	20,811
Non-current liabilities
Non-current operating lease liabilities	6,803	9,532
Other long-term liabilities	457	186

Total non-current liabilities	7,260	9,718
Stockholders’ equity
Common stock ($0.001 par value)	24	23
Additional paid-in capital	193,173	188,290
Treasury stock, at cost	(29,551)	(29,158)
Accumulated other comprehensive income	640	424
Accumulated deficit	(62,730)	(63,786)

Total stockholders’ equity	101,556	95,793

Total liabilities and stockholders’ equity	$127,238	$126,322

Note: Amounts as of December 28, 2019 are derived from the December 28, 2019 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Year ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Non-GAAP Income from Operations
Reported operating income (GAAP basis)	$1,699	$7,284	$2,555	$3,925
Restructuring charges[1]	—	—	103	—
Change in fair value of contingent consideration obligations[2]	—	—	—	7

Non-GAAP Operating Income	$1,699	$7,284	$2,658	$3,932

Non-GAAP Net Income
Reported net income (GAAP basis)	$1,113	$5,202	$1,056	$1,148
Restructuring charges[1]	—	—	103	—
Change in fair value of contingent consideration obligations[2]	—	—	—	7
Income tax effect of non-GAAP adjustments[3]	—	—	—	—

Non-GAAP Net Income	$1,113	$5,202	$1,159	$1,155

Non-GAAP Net Income Per Diluted Share
Reported net income per diluted share (GAAP basis)	$0.05	$0.22	$0.04	$0.05
Restructuring charges[1]	$—	$—	$0.00	$—
Change in fair value of contingent consideration obligations[2]	$—	$—	$—	$0.00
Non-GAAP Net Income Per Diluted Share	$0.05	$0.22	$0.05	$0.05
Weighted average number of diluted shares	24,456	23,677	24,151	23,340

[1]	Results for the year ended January 2, 2021 include severance and other employee-related costs related to a restructuring program.
[2]	Results for the year ended December 28, 2019 include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.
[3]

The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.